CUSIP No. 06763A 101	Page 8

Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of October 3, 2024, to prepare jointly and file timely (and otherwise to deliver as appropriate) filings on Schedules 13D or 13G and any and all amendments thereto with respect to the ownership by each of the undersigned of shares of common stock of Barings Private Credit Corporation, and such statement to which this Joint Filing Agreement is attached as Exhibit 99.1 is filed on behalf of each of the undersigned.

INCOME INSURANCE LTD By: /s/ Mark Shi Minkang Name: Mark Shi Minkang Title: Authorized Signatory
NTUC ENTERPRISE CO-OPERATIVE LTD By: /s/ David Poh Name: David Poh Title: Authorized Signatory